QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

TELETECH HOLDINGS, INC.

WAIVER AND SECOND AMENDMENT
 Dated as of August 1, 2003

to

NOTE PURCHASE AGREEMENT
 Dated as of October 1, 2001

Re:        $60,000,000 7.00% Senior Notes, Series A, due October 31, 2008
              $15,000,000 7.40% Senior Notes, Series B, due October 31, 2011

Waiver and Second Amendment to Note Purchase Agreement

        This Waiver and Second Amendment dated as of August 1, 2003 (the or this "Second Amendment") to that certain Note Purchase Agreement dated as of October 1, 2001 is between TeleTech Holdings, Inc., a Delaware corporation (the "Company"), and each of the institutional investors listed on the signature pages hereto (collectively, the "Noteholders").

RECITALS:

        A.    The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of October 1, 2001, as amended by that certain First Amendment to Note Purchase Agreement dated as of February 1, 2003 (as amended, the "Original Note Purchase Agreement"). The Company has heretofore issued (i) $60,000,000 aggregate principal amount of its 7.00% Senior Notes, Series A, due October 31, 2008 (the "Original Series A Notes") and (ii) $15,000,000 aggregate principal amount of its 7.40% Senior Notes, Series B, due October 31, 2011 (the "Original Series B Notes"; said Original Series B Notes together with the Original Series A Notes are hereinafter collectively referred to as the "Original Notes") pursuant to the Original Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the Original Notes.

        B.    The Company is presently in default in the performance of the covenants set forth in Section 10.3 and Section 10.4 of the Original Note Purchase Agreement as more specifically described in Section 1.1 below.

        C.    The Noteholders are, subject to the terms and conditions of this Second Amendment, willing to waive the existing defaults by the Company in respect of Section 10.3 and Section 10.4 of the Original Note Purchase Agreement.

        D.    The Company and the Noteholders now desire to (i) amend the Original Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth and (ii) amend and restate (a) the Original Series A Notes in the form of Exhibit 1(a) attached hereto and (b) the Original Series B Notes in the form of Exhibit 1(b) attached hereto (collectively, the "Amended and Restated Notes").

        E.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Purchase Agreement unless herein defined or the context shall otherwise require.

        F.    All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

        NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 4 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1    WAIVER OF DEFAULTS AND EVENTS OF DEFAULT.

        Section 1.1.    The Company hereby represents and warrants that the following is a complete and correct description of all Defaults and Events of Default which have occurred and are continuing under the Original Note Purchase Agreement:

          (a)   the Company failed to maintain the required Fixed Charges Coverage Ratio for the fiscal quarter ending on June 30, 2003 pursuant to Section 10.3 of the Original Note Purchase Agreement; and

          (b)   the Company failed to maintain the required level of Consolidated Adjusted Net Worth for the fiscal quarter ending on June 30, 2003 pursuant to Section 10.4 of the Original Note Purchase Agreement.

        Section 1.2.    By the execution and delivery of this Second Amendment by each of the Noteholders, each Noteholder hereby agrees with the Company that all Defaults and Events of Default existing on or prior to the Effective Date (as hereinafter defined), and which are specifically described in Section 1.1 hereof, are hereby waived.

        Section 1.3.    The Company understands and agrees that the waiver contained in Section 1.2 pertains only to the Defaults and Events of Default described in Section 1.1 and not to (a) any other Default or Event of Default which may heretofore, now or hereafter exist under, or any other matters arising in connection with, the Original Note Purchase Agreement or (b) any rights which the Noteholders have arising by virtue of any such other Default, Event of Default or matter.

SECTION 2    AMENDMENTS.

        Section 2.1.    Section 2 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the following new Section 2.3 at the end thereof:

          Section 2.3.    Security for the Notes.    The obligations of the Company under this Agreement and the Notes will be secured by, among other things, (a) a perfected, first priority security interest in all domestic cash, domestic cash equivalents and domestic accounts receivable of the Company and its Restricted Subsidiaries, (b) a perfected, first priority pledge of all of the capital stock and other equity interests owned by the Company and its Subsidiaries in its domestic Restricted Subsidiaries, (c) a first mortgage lien on the Company's headquarters facility located in Englewood, Colorado and (d) a lien on all other domestic assets of the Company and its Restricted Subsidiaries in accordance with the Security Documents. The security will be granted to Bank of America, N.A., in its capacity as collateral agent (the "Collateral Agent") for the benefit of the holders of Notes and the Bank Lenders.

        Section 2.2.    Section 7.2(a) of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words "Section 10.12 and Section 10.14" after the words "Section 10.8, inclusive," where such words appear in said Section 7.2(a).

        Section 2.3.    Section 8.3 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the following sentence at the end of said Section 8.3.

    All partial prepayments made pursuant to Section 8.7 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

        Section 2.4.    The definition of "Remaining Scheduled Payments" contained in Section 8.6 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words "(computed at the rate of 7.00%, in the case of the Series A Notes, and 7.40%, in the case of the Series B Notes)" after the words "and interest thereon" where such words appear in said definition.

        Section 2.5.    Section 8 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the following new Section 8.7:

          Section 8.7. Offer to Prepay upon Sale of Assets.

          (a)   Notice and Offer. In the event of a sale, lease or other disposition of the Company's headquarters facility located in Englewood, Colorado or any other domestic assets of the Company or its Restricted Subsidiaries pursuant to Section 10.7(c), the Company will, within five Business Days of the disposition of the Company's headquarters facility or the date on which the Company determines not to (or can not or does not) reinvest the Net Cash Proceeds of such other disposition in accordance with Section 10.7(b), give written notice of such event (a "Sale of Assets Prepayment Event") to each holder of the Notes. Such notice shall contain, and shall constitute, an irrevocable offer to prepay a Ratable Portion of the Notes held by such holder on a date specified in such notice (the "Sale of Assets Prepayment Date") that is not less than 30 days nor more than 60 days after the date of such notice. If the Sale of Assets Prepayment Date shall not be specified in such notice, the Sale of Assets Prepayment Date shall be the 30th day after the date of such notice.

          (b)   Acceptance and Payment. A holder of the Notes may accept or reject the offer to prepay pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the Sale of Assets Prepayment Date. A failure by a holder of the Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder. If so accepted, such offered prepayment in respect of the Ratable Portion of the Notes of each holder that has accepted such offer shall be due and payable on the Sale of Assets Prepayment Date. Such offered prepayment shall be made at 100% of the aggregate Ratable Portion of the Notes of each holder that has accepted such offer, together with interest on that portion of the Notes then being prepaid accrued to the Sale of Assets Prepayment Date, but without any premium.

          (c)   Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (1) the Sale of Assets Prepayment Date; (2) that such offer is being made pursuant to this Section 8.7 and that the failure by a holder to respond to such offer by the deadline established in Section 8.7(b) shall result in such offer to such holder being deemed rejected; (3) the Ratable Portion of each such Note offered to be prepaid; (4) the interest that would be due on the Ratable Portion of each such Note offered to be prepaid, accrued to the Sale of Assets Prepayment Date; (5) that the conditions of this Section 8.7 have been satisfied and (6) in reasonable detail, a description of the nature and date of the Sale of Assets Prepayment Event giving rise to such offer of prepayment.

          (d)   Effect on Required Prepayments. The amount of each payment of the principal of any Note made pursuant to this Section 8.7 shall be applied first against the principal amount due at maturity of such Note and then against the last maturing prepayment installments of principal, if any, of such Note provided for in Section 8.1.

        Section 2.6.    Section 9.2 of the Original Note Purchase Agreement shall be and is hereby amended by adding the following sentence at the end of said Section 9.2.

    In addition to the foregoing, the Company will, and will cause each of its Subsidiaries to, maintain insurance with respect to the Collateral in accordance with the terms and provisions of the Security Documents.

        Section 2.7.    Section 9.3 of the Original Note Purchase Agreement shall be and is hereby amended by adding the following sentence at the end of said Section 9.3.

    In addition to the foregoing, the Company will, and will cause each of its Subsidiaries to, maintain and keep or cause to be maintained and kept, the Collateral in accordance with the terms and provisions of the Security Documents.

        Section 2.8.    Section 9.6 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated to read as follows:

          Section 9.6. Subsidiary Guaranty Agreement.

          (a)   Additional Subsidiary Guarantors and Collateral. If, at any time, any existing or newly acquired or formed Subsidiary becomes a Restricted Subsidiary or obligated as a co-obligor or guarantor under the Bank Credit Agreement, the Company shall, at its sole cost and expense, cause such Subsidiary to concurrently become a guarantor in respect of this Agreement and the Notes and, within 10 Business Days thereafter, deliver, or cause to be delivered, to each holder of Notes the following items:

            (1)   an executed Supplement to the Subsidiary Guaranty Agreement in the form of Exhibit A thereto (a "Guaranty Supplement");

            (2)   such security agreements, pledge agreements, account control agreements, mortgages and other instruments in scope, form and substance satisfactory to the holders of the Notes, to grant to the Collateral Agent, on behalf of the holders of Notes and the Bank Lenders, (i) a perfected, first priority Lien in (A) all domestic accounts receivable of such Subsidiary, (B) all domestic cash and domestic cash equivalents of such Subsidiary, and (C) if such Subsidiary is domestic, all of the capital stock and other equity interests of such Subsidiary owned by the Company and its Subsidiaries and (ii) a Lien on all other domestic assets of such Subsidiary in accordance with the terms of the Security Documents (including any side letter governing perfection of such security interest);

            (3)   such documents and evidence with respect to such Subsidiary and, if such Subsidiary is domestic, with respect to the Person granting the Lien in the capital stock or other equity interests of such Subsidiary (the "Subsidiary Parent"), as any holder of Notes may reasonably request in order to establish the existence and good standing of such Subsidiary and the Subsidiary Parent, if applicable, and the authorization of the transactions contemplated by such Guaranty Supplement and the Security Documents;

            (4)   an opinion of counsel to such Subsidiary and the Subsidiary Parent, if applicable, satisfactory to the Required Holders to the effect that such Guaranty Supplement and Security Documents have been duly authorized, executed and delivered and the Subsidiary Guaranty Agreement, as supplemented by such Guaranty Supplement, and the Security Documents constitute the legal, valid and binding contracts and agreements of such Subsidiary and the Subsidiary Parent, if applicable, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles and the creation and, to the extent required to be perfected thereby, the perfection of the Liens contemplated thereby; and

            (5)   a certificate from a Responsible Officer of the Company, dated the date of the Guaranty Supplement, certifying that, except as otherwise provided in such certificate, each of the representations and warranties of the Company set forth in Section 5 is correct as of the date of the Guaranty Supplement.

          (b)   Release of Subsidiary Guarantors. If at any time, (1) the Company and its Subsidiaries shall have sold, transferred or otherwise disposed of, in accordance with the requirements of Section 10.7, all of the capital stock or other equity interests of a Subsidiary Guarantor that are then owned by the Company and its Subsidiaries and (2) the Company shall have delivered to each holder of Notes an Officer's Certificate (the "Subsidiary Guarantor Release Certificate") certifying that (i) the condition specified in clause (1) above has been satisfied and (ii) immediately preceding the release of such Subsidiary Guarantor from the Subsidiary Guaranty Agreement and after giving effect thereto, no Default or Event of Default shall have existed or would exist, then, upon receipt by the holders of Notes of the Subsidiary Guarantor Release Certificate, such Subsidiary Guarantor shall be discharged from its obligations under the Subsidiary Guaranty Agreement and such Subsidiary shall cease to be considered a "Subsidiary Guarantor" for all purposes under this Agreement.

        Section 2.9.    Section 9 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the following new Sections at the end thereof:

          Section 9.7. Collateral; Intercreditor and Collateral Agency Agreement.    (a) On or prior to September 30, 2003, unless otherwise extended by an agreement in writing signed by the holders of the Notes prior to such date, the Company shall, and shall cause each of its Restricted Subsidiaries to grant to the Collateral Agent, on behalf of the holders of Notes and the Bank Lenders, (1) a perfected, first priority Lien in (i) all domestic accounts receivable of the Company and its Restricted Subsidiaries, (ii) all domestic cash or domestic cash equivalents of the Company and its Restricted Subsidiaries, (iii) the headquarters facility of the Company located in Englewood, Colorado and (iv) all of the capital stock or other equity interests owned by the Company and its Subsidiaries in the domestic Restricted Subsidiaries and (2) a Lien in all other domestic assets of the Company and its Restricted Subsidiaries in accordance with the terms of the Security Documents (including any side letter governing perfection of such security interest). The Liens on the Collateral shall be granted in favor of the Collateral Agent for the benefit of the holders of Notes and the Bank Lenders pursuant to such security agreements, pledge agreements, account control agreements, mortgages and other instruments in scope, form and substance satisfactory to the holders of the Notes. Concurrently with the execution and delivery of the agreements described above, the Company shall cause to be delivered to the Collateral Agent and each of the holders of the Notes (x) an environmental report, survey, title insurance policy and evidence of insurance satisfactory to the Collateral Agent and the holders of the Notes in respect of the headquarters facility of the Company located in Englewood, Colorado and (y) an opinion of independent counsel reasonably satisfactory to the holders of the Notes as to the authorization, execution, delivery and enforceability of that Waiver and Second Amendment dated as of August 1, 2003, the Notes as amended and restated and the Security Documents, the creation and, to the extent required to be perfected thereby, the perfection of the Liens contemplated thereby and such other matters as the holders of the Notes may reasonably request which opinion shall be in scope, form and substance satisfactory to the holders of the Notes and, to the extent applicable, substantially similar to the opinion delivered to the holders of the Notes on the date of the Closing.

          (b)   On or prior to September 30, 2003, the holders of the Notes, the Bank Lenders and the Collateral Agent shall enter into, and the Company and its Restricted Subsidiaries shall enter into an acknowledgement of, an intercreditor and collateral agency agreement (as the same may be amended, supplemented, restated or otherwise modified, the "Intercreditor Agreement") in scope, form and substance satisfactory to the holders of the Notes.

          Section 9.8. Further Assurances.    The Company will, and will cause each of its Restricted Subsidiaries to, cure promptly any defects in the execution and delivery of this Agreement, the Notes, the Subsidiary Guaranty Agreement and the Security Documents. The Company, at its expense, will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the holders upon request all such other and further documents, agreements, instruments, notices or releases (or cause any of its Restricted Subsidiaries to take such action), as may be necessary or appropriate in the reasonable judgment of the Required Holders to carry out the provisions and purposes of this Agreement, the Subsidiary Guaranty Agreement and the Security Documents.

        Section 2.10.    Section 10.1 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          Section 10.1. Adjusted Consolidated Debt to Adjusted Consolidated EBITDA Ratio.    The Company will not at any time permit the Adjusted Consolidated Debt to Adjusted Consolidated EBITDA Ratio to exceed:

Period	Ratio
During each of the second, third and fourth fiscal quarter of 2003	3.25 to 1.00
During the first fiscal quarter of 2004 and each fiscal quarter thereafter	3.00 to 1.00

        Section 2.11.    Section 10.3 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          Section 10.3. Fixed Charges Coverage Ratio. The Company will not at any time permit the Fixed Charges Coverage Ratio to be less than:

Period	Ratio
During each of the second, third and fourth fiscal quarter of 2003	2.00 to 1.00
During the first fiscal quarter of 2004	2.25 to 1.00
During the second fiscal quarter of 2004 and each fiscal quarter thereafter	2.50 to 1.00

        Section 2.12.    Section 10.4 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          Section 10.4. Consolidated Adjusted Net Worth.    The Company will not at any time permit Consolidated Adjusted Net Worth to be less than the sum of (a) $235,000,000, plus (b) an aggregate amount equal to 50% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ended September 30, 2003.

        Section 2.13.    Sections 10.5 of the Original Note Purchase Agreement shall be and is hereby amended by deleting clause (k) thereof and inserting in lieu thereof:

          (k)   Liens created pursuant to or permitted by the Security Documents; and

        Section 2.14.    Section 10.6 of the Original Note Purchase Agreement shall be and is hereby amended by (a) inserting the words ", the Security Documents" immediately following the words "this Agreement" where such words appear in paragraph (b) of said Section 10.6 and (b) inserting the words ", the Security Documents" after the words "this Agreement" where such words appear in the last sentence of said Section 10.6.

        Section 2.15.    Section 10.7 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          Section 10.7. Sale of Assets, Etc.    The Company will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise dispose of any of the domestic assets of the Company or its Restricted Subsidiaries (other than assets that are obsolete or no longer used or useful in the Company's or such Restricted Subsidiary's business); provided, however, that:

          (a)   the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of domestic assets if (1) such assets are sold for Fair Market Value, (2) the Net Cash Proceeds of the disposition of such assets (other than (i) pursuant to (A) transactions in the ordinary course of business and (B) transfers from the Company to a Wholly-Owned Restricted Subsidiary or from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary or (ii) such other assets the Net Cash Proceeds of which were applied as provided in clauses (b) or (c) below ("Excluded Assets")), when added to the Net Cash Proceeds of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than Excluded Assets) during the then current fiscal year shall not exceed $5,000,000 in the aggregate and (3) at the time of such sale, lease or other disposition and after giving effect thereto, no Default or Event of Default would exist; or

          (b)   the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of domestic assets if (1) an amount equal to the Net Cash Proceeds received from such sale, lease or other disposition, shall have been used within 270 days of such disposition to acquire productive assets used or useful in engaging in the business of the Company and its Restricted Subsidiaries and having a Fair Market Value at least equal to the Net Cash Proceeds of such assets sold, leased or otherwise disposed of, (2) the amount of Net Cash Proceeds at any one time held for reinvestment pursuant to this Section 10.7(b) shall not exceed $20,000,000 in the aggregate and (3) at the time of such sale, lease or other disposition and after giving effect thereto, no Default or Event of Default would exist; or

          (c)   the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of domestic assets if an amount equal to the Net Cash Proceeds received from such sale, lease or other disposition shall be used to prepay Senior Debt secured by the Security Documents, provided that in the course of making any such prepayment the Company shall offer to prepay each outstanding Note in accordance with Section 8.7 in a principal amount that equals the Ratable Portion for such Note.

        Section 2.16.    Sections 10 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the following new Sections at the end thereof:

          Section 10.12. Current Ratio.    The Company will not, as at the end of any fiscal quarter of the Company, permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.60 to 1.00.

          Section 10.13. Limitation on Restricted Payments.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or incur any liability to declare or make, any Restricted Payments other than repurchases or exchanges of common stock of the Company and options to purchase common stock of the Company granted to persons who at the time of such grant were employees of the Company or any Restricted Subsidiary (collectively, "Permitted Payments"); provided that (1) the aggregate amount of Permitted Payments made by the Company and its Restricted Subsidiaries in any fiscal year of the Company shall not exceed $5,000,000 and (2) at the time of the making of any Permitted Payment and immediately after giving effect thereto, no Default or Event of Default would exist.

          (b)   On and after the date the Company shall have received an Investment Grade Rating, the provisions of Section 10.13(a) shall no longer be applicable.

          Section 10.14. Domestic Asset Coverage Ratio.    The Company shall not at any time permit the Domestic Assets Coverage Ratio to be less than 1.10 to 1.00.

        Section 2.17.    Section 11(c) of the Original Note Purchase Agreement shall be and is hereby amended by (a) inserting the words "Section 9.7," after the words "contained in" and (b) inserting the words "through Section 10.14, inclusive" after the words "Section 10.11", in each case, where such words appear in said Section 11(c).

        Section 2.18.    Section 11(g) of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words ", in any Security Document" after the words "in the Subsidiary Guaranty Agreement" where such words appear in said Section 11(g).

        Section 2.19.    Section 11(l) of the Original Note Purchase Agreement shall be and is hereby amended by (a) deleting the period "." and replacing it with the word "; or" at the end of said Section 11(l) and (b) inserting a new clause (m) after said Section 11(l) which shall read as follows:

          (m)  the Company or any of its Restricted Subsidiaries party to the Security Documents defaults in the performance of or compliance with any term contained in any Security Document and such default is not remedied within the period of grace, if any, allowed with respect thereto (or, to the extent not prescribed therein, within 30 days of its occurrence), or any Security Document shall cease to be in full force and effect for any reason whatsoever or any Security Document shall fail or cease to create a valid and, to the extent required by the Security Documents, perfected first priority Lien on any material portion of the Collateral purported to be covered thereby or the Company or any of its Restricted Subsidiaries party to the Security Documents shall contest or deny the validity or enforceability in any material respect of any Lien granted under any Security Document or any of its obligations thereunder.

        Section 2.20.    Section 15.1 of the Original Note Purchase Agreement shall be and is hereby amended by deleting the words "this Agreement, the Subsidiary Guaranty Agreement or the Notes" and replacing them with the words "this Agreement, the Notes, the Intercreditor Agreement or any Security Document" in each place where such words appear in said Section 15.1.

        Section 2.21.    Section 17.2(a) of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words ", of any Security Document" after the words "in respect of any of the provisions hereof" where such words appear in the first sentence of said Section 17.2(a).

        Section 2.22.    Section 17.2(b) of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words ", of the Notes or of any Security Document" after the words "any of the terms and provisions hereof" where such words appear in said Section 17.2(b).

        Section 2.23.    Section 19 of the Original Note Purchase Agreement shall be and is hereby amended by inserting the words "or contemplated hereby" after the words "This Agreement and all documents relating hereto" where such words appear in the first sentence of said Section 19.

        Section 2.24.    The definition of "Bank Credit Agreement" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          "Bank Credit Agreement" shall mean that certain Credit Agreement dated as of October 29, 2002 among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, as the same may be amended, restated, refinanced, replaced or otherwise modified or any successor thereto.

        Section 2.25.    The definition of "Consolidated EBITDA" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby amended by amending the second paragraph thereof in its entirety and restating such paragraph as follows:

          For purposes of determining "Consolidated EBITDA," there shall be added back to Consolidated Net Income (a) for the fiscal quarter ended December 31, 2002, non-cash charges arising from the application of SFAS 144 by the Company and its Restricted Subsidiaries during such fiscal quarter in an amount equal to the lesser of (x) the actual amount of such non-cash charges included in calculating Consolidated Net Income for such fiscal quarter and (y) $35,000,000; (b) for each of the fiscal quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, non-cash charges arising from the application of SFAS 144 and SFAS 146 by the Company and its Restricted Subsidiaries during such fiscal quarter; provided that the aggregate amount added back pursuant to this clause (b) for all such fiscal quarters shall be an amount equal to the lesser of (x) the actual amount of such non-cash charges included in calculating Consolidated Net Income for such fiscal quarters and (y) $17,000,000; (c) for each of the fiscal quarters of the fiscal year ended December 31, 2004, non-cash charges arising from the application of SFAS 144 and SFAS 146 by the Company and its Restricted Subsidiaries during such fiscal quarter; provided that the aggregate amount added back pursuant to this clause (c) for all such fiscal quarters shall be an amount equal to the lesser of (x) the actual amount of such non-cash charges included in calculating Consolidated Net Income for such fiscal quarters and (y) $9,000,000; and (d) for each of the fiscal quarters of the fiscal year ended December 31, 2005, non-cash charges arising from the application of SFAS 144 and SFAS 146 by the Company and its Restricted Subsidiaries during such fiscal quarter; provided that the aggregate amount added back pursuant to this clause (d) for all such fiscal quarters shall be an amount equal to the lesser of (x) the actual amount of such non-cash charges included in calculating Consolidated Net Income for such fiscal quarters and (y) $6,000,000.

        Section 2.26.    The definition of "Excluded Sale and Leaseback Transactions" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby deleted in its entirety.

        Section 2.27.    The definition of "Intercreditor Agreement" contained in Schedule B of the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          "Intercreditor Agreement" is defined in Section 9.7(b).

        Section 2.28.    The definition of "Material Adverse Effect" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, any Security Document to which it is a party or the Notes, (c) the validity or enforceability of this Agreement, the Subsidiary Guaranty Agreement, any Security Document or the Notes or (d) the perfection or priority of any Lien in favor of the Collateral Agent required pursuant to the terms of the Security Documents to be perfected.

        Section 2.29.    The definition of "Priority Debt" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby amended in its entirety and restated as follows:

          "Priority Debt" shall mean, without duplication, the sum of (a) all Debt of the Company secured by any Lien with respect to any property owned by the Company other than Liens permitted by paragraphs (a) through (k) of Section 10.5 and (b) all Debt of Restricted Subsidiaries other than (1) Debt owed to the Company or a Wholly-Owned Restricted Subsidiary, (2) Debt outstanding at the time such Person became a Subsidiary, provided, that (i) such Debt shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary became a Subsidiary, no Default or Event of Default shall exist, and provided further, that such Debt may not be extended, renewed or refunded except as otherwise permitted by this Agreement, and (3) Debt of Subsidiary Guarantors evidenced by the Subsidiary Guaranty Agreement and the Bank Guaranty or incurred as a co-obligor under the Bank Credit Agreement.

        Section 2.30.    The definition of "Subsidiary Guarantors" contained in Schedule B to the Original Note Purchase Agreement shall be and is hereby amended by deleting the words "Section 9.6(c)" and replacing them with the words "Section 9.6(b)" after the words "delivered pursuant to" in the proviso at the end of said definition.

        Section 2.31.    Schedule B to the Original Note Purchase Agreement shall be and is hereby amended by adding the following definitions in the proper alphabetical order:

          "Bank Lenders" shall mean the from time to time lenders party to the Bank Credit Agreement.

          "Collateral" shall mean, collectively, all property of the Company, any Restricted Subsidiaries or any other Person in which the Collateral Agent is granted a Lien under any Security Document as security for all or any portion of the obligations arising under or in connection with this Agreement, the Notes, the Subsidiary Guaranty Agreement or the Bank Credit Agreement.

          "Collateral Agent" is defined in Section 2.3.

          "Consolidated Current Assets" shall mean, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries that would be shown as current assets under the headings "cash," "accounts receivable" and "short-term investments" on a balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP at such time; provided that, in determining such current assets, accounts receivable shall be valued at their face value less reserves or accruals for uncollectible accounts determined to be sufficient in accordance with GAAP.

          "Consolidated Current Liabilities" shall mean, as of any date of determination, the total liabilities of the Company and its Restricted Subsidiaries that would be shown as current liabilities on a balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP at such time, but in any event including, without limitation, as current liabilities, Current Maturities of Funded Debt.

          "Consolidated Secured Senior Debt" shall mean, as of any date of determination, the total of all Senior Debt of the Company and its Restricted Subsidiaries outstanding on such date that is secured by the Security Documents.

          "Current Maturities of Funded Debt" shall mean, as of any date of determination and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

          "Distribution" shall mean, in respect of any Person:

          (a)   dividends or other distributions or payments on capital stock or other equity interest of such Person (except distributions in such stock or other equity interest); and

          (b)   the redemption or acquisition of capital stock or other equity interest or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made contemporaneously from the Net Cash Proceeds of a sale of such stock or other equity interests.

          "domestic" shall mean, with respect to (a) any Person (other than an individual), a Person organized, incorporated or otherwise formed under the laws of, or having its chief executive office in, the United States of America, one of its States, districts or possessions, (b) any real property or tangible personal property, any property located within the United States of America, one of its States, districts or possessions, and (c) any intangible personal property, any property of a Person described in clause (a) hereof.

          "Domestic Assets Coverage Ratio" shall mean, as of any date of determination thereof, the ratio of (a) Total Domestic Assets to (b) Consolidated Secured Senior Debt, in each case, as of the end of the most recently completed fiscal quarter.

          "Funded Debt" shall mean, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

          "Investment Grade Rating" shall mean a private letter rating in respect of each series of the Notes then outstanding equal to or higher than (a) "BBB-" by Standard & Poor's Ratings Group, a Division of The McGraw-Hill Companies, Inc. or (b) "Baa3" by Moody's Investor Services, Inc.

          "Net Cash Proceeds" shall mean, with respect to any sale, transfer or other disposition of any domestic asset (herein, an "Asset Sale") by the Company or any Restricted Subsidiary (including the sale, transfer or other disposition of the headquarters facility of the Company located in Englewood, Colorado), the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Restricted Subsidiary pursuant to such Asset Sale, net of (a) the direct costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements to the extent arising in connection with or related to the disposed assets) and (c) in the case of the sale, transfer or other disposition of the headquarters facility of the Company located in Englewood, Colorado, payments required to be made as a result of the termination of the Swap Contract that was existing on August 12, 2003 and was originally entered into by the Company in connection with the financing of such headquarters facility.

          "Permitted Payments" is defined in Section 10.13.

          "Ratable Portion" for any Note shall mean an amount equal to the product of (a) the Net Cash Proceeds of any sale, transfer or other disposition of assets of the Company or any Restricted Subsidiary pursuant to Section 10.7(c) multiplied by (b) a fraction, the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of all Senior Debt secured by the Security Documents.

          "Restricted Payments" shall mean:

          (a)   any Distribution in respect of the Company or any Restricted Subsidiary (other than on account of capital stock or other equity interests of a Restricted Subsidiary of the Company owned legally and beneficially by the Company or a Wholly-Owned Restricted Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities that would constitute treasury stock; and

          (b)   any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Restricted Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt.

          For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (1) the Fair Market Value of such property (as determined in good faith by the Board of Directors of the Company) and (2) the net book value thereof on the books of the Person making such Restricted Payment, in each case determined as of the date such Restricted Payment is made.

          "Sale of Assets Prepayment Date" is defined in Section 8.7(a).

          "Sale of Assets Prepayment Event" is defined in Section 8.7(a).

          "Security Documents" shall mean each security agreement, pledge agreement, account control agreement, mortgage and other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Collateral Agent, for the benefit of the holders of Notes and the Bank Lenders, Liens to secure, inter alia, this Agreement, the Subsidiary Guaranty Agreement and the Notes, whether now or hereafter executed and/or filed, each as the same may be amended from time to time hereafter in accordance with the terms hereof.

          "Total Domestic Assets" shall mean, as of any date of determination, all domestic cash, all domestic cash equivalents and all domestic accounts receivable of the Company and its Restricted Subsidiaries at such time subject to the perfected, first priority security interest of the Security Documents; provided that, in determining "Total Domestic Assets," domestic accounts receivable shall be valued at their face value less reserves or accruals for uncollectible accounts determined to be sufficient in accordance with GAAP at such time.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Section 3.1.    In order to induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:

          (a)   this Second Amendment and the Amended and Restated Notes have been duly authorized, executed and delivered by it and this Second Amendment and the Amended and Restated Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (b)   the Original Note Purchase Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (c)   the execution, delivery and performance by the Company of this Second Amendment and the Amended and Restated Notes and performance by the Company of the terms of the Original Note Purchase Agreement, as amended by this Second Amendment, and the Amended and Restated Notes (1) have been duly authorized by all requisite corporate action and, if required, shareholder action, (2) do not require the consent or approval of any governmental or regulatory body or agency, and (3) will not (i) violate (A) any provision of law, statute, rule or regulation or its organizational documents, (B) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (C) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (ii) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (3)(i)(C) of this Section 3.1(c);

          (d)   as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing; and

          (e)   except as disclosed on Schedule 3.1 to this Second Amendment, each of the representations and warranties contained in Section 5 of the Original Note Purchase Agreement (other than those contained in Sections 5.3 and 5.5) are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof: provided that, any representation or warranty that, by its terms speaks as of another specified date shall be made as of such specified date.

SECTION 4    CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.

        Section 4.1.    Upon satisfaction of each and every one of the following conditions, this Second Amendment shall become effective as of August 13, 2003 (the "Effective Date"):

          (a)   counterparts of this Second Amendment, duly executed by the Company and the Noteholders, shall have been delivered to the Noteholders;

          (b)   the Amended and Restated Notes, duly executed by the Company, shall have been delivered to the appropriate Noteholders;

          (c)   each Subsidiary Guarantor shall have duly executed the reaffirmation of Guaranty attached hereto;

          (d)   the representations and warranties of the Company set forth in Section 3.1 hereof are true and correct on and with respect to the date hereof;

          (e)   the Company shall have delivered to each Noteholder an Officer's Certificate, dated the Effective Date, certifying that the conditions specified in Section 4.1(d) hereof have been fulfilled;

          (f)    the Company shall have delivered to each Noteholder a certificate certifying as to the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of this Second Amendment, the Amended and Restated Notes, the Intercreditor Agreement, and the Security Documents;

          (g)   each holder of a Note shall have received evidence satisfactory to it that the Credit Agreement dated as of October 29, 2002 among the Company, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, has been amended in substantially the same manner as the Note Purchase Agreement has been amended by this Second Amendment and otherwise in form and substance reasonably satisfactory to the holders of Notes;

          (h)   each Noteholder shall have received, by payment in immediately available funds to the account of such Noteholder set forth in Schedule A to the Note Purchase Agreement the amount set forth opposite such Noteholder's name in Schedule 1 attached hereto; and

          (i)    the Company shall have paid the fees and expenses of Schiff Hardin & Waite, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

SECTION 5    MISCELLANEOUS.

        Section 5.1.    This Second Amendment shall be construed in connection with and as part of the Original Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Original Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

        Section 5.2.    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Original Note Purchase Agreement or the Notes without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

        Section 5.3.    The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

        Section 5.4.    This Second Amendment shall be governed by and construed in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signature Page Follows]

        The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

TELETECH HOLDINGS, INC.
	By	Name: Title:
The foregoing is hereby agreed to as of the date first written above.
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
	By	Name: Title:
THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA
	By	Name: Title:
THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
	By	Name: Title:
FORT DEARBORN LIFE INSURANCE COMPANY
By: Guardian Investor Services LLC
	By	Name: Title:

NATIONWIDE LIFE INSURANCE COMPANY
By	Name: Title:
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
By	Name: Title:
CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By: CIGNA Investments, Inc.
	By	Name: Title:
LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc.
	By	Name: Title:

        Each undersigned Subsidiary Guarantor hereby (i) consents, acknowledges and agrees to the foregoing Waiver and Second Amendment to Note Purchase Agreement, (ii) reaffirms its obligations under the Subsidiary Guaranty Agreement dated as of November 1, 2001 given in favor of each Noteholder and its respective successors and assigns, (iii) confirms that such Subsidiary Guaranty Agreement remains in full force and effect after giving effect to such Waiver and Second Amendment and (iv) represents and warrants that there is no defense, counterclaim or offset of any type or nature under such Subsidiary Guaranty Agreement.

TELETECH FINANCIAL SERVICES MANAGEMENT, LLC
By	Name: Title:

TELETECH CUSTOMER CARE MANAGEMENT (PENNSYLVANIA), LLC
By	Name: Title:
TTEC NEVADA, INC. TELETECH CUSTOMER SERVICES, INC.
By	Name: Title:
NEWGEN RESULTS CORP. CARABUNGA.COM, INC.
By	Name: Title:

TELETECH SERVICES CORPORATION
TELETECH CUSTOMER CARE MANAGEMENT (COLORADO), INC.
TELETECH FACILITIES MANAGEMENT (PARCEL CUSTOMER SUPPORT), INC.
TELETECH FACILITIES MANAGEMENT (POSTAL CUSTOMER SUPPORT), INC.
TELETECH CUSTOMER CARE MANAGEMENT (CALIFORNIA), INC.
TELETECH CUSTOMER CARE MANAGEMENT (TELECOMMUNICATIONS), INC.
TELETECH CUSTOMER CARE MANAGEMENT, INC.
TELETECH CUSTOMER CARE MANAGEMENT (WEST VIRGINIA), INC.
By	Name: Title:

Fee Schedule

The Northwestern Mutual Life Insurance Company	$67,500
Connecticut General Life Insurance Company	$7,500
Connecticut General Life Insurance Company	$7,500
Connecticut General Life Insurance Company	$7,500
Connecticut General Life Insurance Company	$7,500
Connecticut General Life Insurance Company	$7,500
Connecticut General Life Insurance Company	$2,500
Connecticut General Life Insurance Company	$2,500
Life Insurance Company of North America	$7,500
The Guardian Life Insurance Company of America	$12,500
The Guardian Life Insurance Company of America	$12,500
The Guardian Life Insurance Company of America	$12,500
The Guardian Insurance & Annuity Company, Inc.	$3,750
Fort Dearborn Life Insurance Company	$2,500
Fort Dearborn Life Insurance Company	$1,250
Nationwide Life Insurance Company	$17,500
Nationwide Life and Annuity Insurance Company	$7,500
Total:	$187,500

Modifications to Representations

        The following schedules to the Note Purchase Agreement are modified as indicated below for the purpose of the representation contained in Section 3.1(e) of this Waiver and Second Amendment:

SCHEDULE 5.4: SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK, OFFICERS AND DIRECTORS

Is replaced in its entirety by the attached list.

SCHEDULE 5.8: CERTAIN LITIGATION

Schedule 5.8 of the Original Note Purchase Agreement shall be deemed to include all matters referred to in Section 5.8 of the Original Note Purchase Agreement that have been disclosed in, or incorporated by reference to, any Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission ("SEC") since October 30, 2001, and the following matters:

  Alejandro Daniel Guelman v. TeleTech Holdings, Inc., TeleTech Argentina S.A. and Connect S.A.

          On or about March 27, 2003 Alejandro Daniel Guelman sued the Company alleging that the Company violated Argentinean labor and employment laws and breached a contract with him in connection with his departure from the Company. He is claiming damages in the amount of approximately $2,200,000.00. The Company is in the process of investigating the merits of these claims and filing an answer to the lawsuit. At this time, the Company is unable to evaluate the probability of a favorable or an unfavorable outcome.

  Potential Sales or Use Tax Liabilities

        The Company is in the process of determining whether it may incur sales or use tax liability in several States. Three States have also commenced audits of the Company's records to determine if any sales or use taxes are owed to those States. Additionally, the Company has entered into two voluntary disclosure agreements with another State under which the Company has agreed to pay unpaid sales or use tax liabilities from April 1, 1999 through June 30, 2003. Due to the fact that the Company has not developed sufficient information at this time to determine whether and to what extent the Company may face any sales or use tax liability in any particular State, the Company is unable to evaluate the possibility of a favorable or unfavorable outcome in this matter.

SECTION 5.10 of the Original Note Purchase Agreement shall be deemed (1) to refer to the balance sheet contained in the Company's Form 10-Q for the quarter ended March 31, 2003 and (2) to be amended to reflect the fact that the process of recording title to the Company's headquarters facility is not yet complete.

SCHEDULE 5.15:EXISTING DEBT

Is amended and restated in its entirety to reflect the following, as of June 30, 2003:

Description	Amount
($ Thousands)
7.00% Senior Notes, Series A	$60,000
7.40% Senior Notes, Series B	15,000
Outstanding balance, Credit Agreement	39,000
Capital Leases	2,047
Other long-term debt	1,705

$117,752

Liens

Ameritech Credit Corp.	Cisco Smartnet Maintenance Agreement with SBC Datacom. Lease no. 2906100-001. Filed in the State of Delaware.

In addition, Schedule 5.15 shall be deemed to include a reference to the concurrent default under, and waiver and amendment of, the Company's Revolving Credit Facility.

SCHEDULE 5.19: EXISTING INVESTMENTS

Is amended and restated in its entirety to reflect the following investments existing as of June 30, 2003

Investment	Ownership	State/Country
Percepta LLC	55%	Delaware
Proyectar-Connect	49%	Uruguay
TeleTech-Iberphone JV	50%	Spain
TeleTech—Digitex JV	50%	Spain
TeleTech CMT	75%	Spain
TeleTech Telecyl	91.5%	Spain (through TeleTech CMT)

Form of Amended and Restated Reset Rate Series A Note

TELETECH HOLDINGS, INC.

AMENDED AND RESTATED RESET RATE SENIOR SECURED NOTE,
SERIES A, DUE OCTOBER 31, 2008

No. RA-______	_______, 20____
$______________	PPN ___________

        For Value Received, the undersigned, TELETECH HOLDINGS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                        , or registered assigns, the principal sum of                        DOLLARS on October 31, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Series A Applicable Rate (as hereinafter defined) from the date hereof, payable semiannually, on the last day of April and October in each year, commencing on first such date next succeeding the date hereof, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (1) 2% over the then applicable Series A Applicable Rate or (2) 2% over the rate of interest publicly announced by Bank of America from time to time in New York, New York as its "reference rate." "Series A Applicable Rate" shall mean (i) 7.00% per annum from the date of this Note to but excluding August            , 2003, (ii) 8.75% per annum for the period from and including August            , 2003 to but excluding the day on which each holder of a Series A Note (as hereinafter defined) receives an Officer's Certificate (as defined in the Note Purchase Agreement referred to below) certifying that the Company has received an Investment Grade Rating (as defined in the Note Purchase Agreement referred to below) and (iii) thereafter, 7.00% per annum.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

        This Note is one of the Amended and Restated Reset Rate Senior Secured Notes, Series A (the "Series A Notes") issued pursuant to the Waiver and Second Amendment dated as of August 1, 2003 (the "Second Amendment") to Note Purchase Agreement, dated as of October 1, 2001 (as amended to the date hereof and as further amended from time to time, the "Note Purchase Agreement"), between the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

        This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

        If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price, including any applicable Make-Whole Amount, and with the effect provided in the Note Purchase Agreement.

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

TELETECH HOLDINGS, INC.
By	Name: Title:

Form of Amended and Restated Reset Rate Series B Note

TELETECH HOLDINGS, INC.

AMENDED AND RESTATED RESET RATE SENIOR SECURED NOTE,
SERIES B, DUE OCTOBER 31, 2011

No. RB-______	_______, 20____
$______________	PPN ___________

        For Value Received, the undersigned, TELETECH HOLDINGS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                        , or registered assigns, the principal sum of                        DOLLARS on October 31, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Series B Applicable Rate (as hereinafter defined) from the date hereof, payable semiannually, on the last day of April and October in each year, commencing on first such date next succeeding the date hereof, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (1) 2% over the then applicable Series B Applicable Rate or (2) 2% over the rate of interest publicly announced by Bank of America from time to time in New York, New York as its "reference rate." "Series B Applicable Rate" shall mean (i) 7.40% per annum from the date of this Note to but excluding August            , 2003, (ii) 9.15% per annum for the period from and including August            , 2003 to but excluding the day on which each holder of a Series B Note (as hereinafter defined) receives an Officer's Certificate (as defined in the Note Purchase Agreement referred to below) certifying that the Company has received an Investment Grade Rating (as defined in the Note Purchase Agreement referred to below) and (iii) thereafter, 7.40% per annum.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

        This Note is one of the Amended and Restated Reset Rate Senior Secured Notes, Series B (the "Series B Notes") issued pursuant to the Waiver and Second Amendment dated as of August 1, 2003 (the "Second Amendment") to Note Purchase Agreement, dated as of October 1, 2001 (as amended to the date hereof and as further amended from time to time, the "Note Purchase Agreement"), between the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

        This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

        If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price, including any applicable Make-Whole Amount, and with the effect provided in the Note Purchase Agreement.

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

TELETECH HOLDINGS, INC.
By	Name: Title:

QuickLinks

  Exhibit 10.2
Waiver and Second Amendment to Note Purchase Agreement
RECITALS
Fee Schedule
Modifications to Representations
Form of Amended and Restated Reset Rate Series A Note
Form of Amended and Restated Reset Rate Series B Note